usbank
Annual Statement of Compliance
Morgan Stanley Bank of America Merrill Lynch Trust 2014-C16
VIA: EMAIL
Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention: Stephen Holmes
stephen.holmes@morganstanley.com
Re:
Pooling and Servicing Agreement dated as of June 1, 2014 (the "Agreement") between Morgan
Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as the Master
Servicer, LNR Partners, LLC, as the Special Servicer, Situs Holdings, LLC, as the Trust Advisor,
U.S. Bank National Association, as the Trustee, Certificate Administrator, Certificate Registrar,
Authenticating Agent and Custodian.
I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Certificate
Administrator, as a certifying servicer hereby certify that:
(1) A review of the activities of the Certificate Administrator during the preceding calendar year
(the "Reporting Period") and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and
(2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.
Capitalized terms used but not defined herein have the meanings set forth in the Agreement.
Date: March 10, 2016
U.S. Bank National Association, as Certificate Administrator
By: /s/ Kimberly O. Jacobs
Kimberly O. Jacobs
Senior Vice President